UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PLAINS RESOURCES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLAINS RESOURCES INC.

500 Dallas Street, Suite 700
Houston, Texas 77002

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 15, 2003

To Our Stockholders:

      You are cordially invited to attend our 2003 Annual Meeting of Stockholders, to be held in the Granger Room B, at the DoubleTree Hotel, 400 Dallas Street, Houston, Texas, at 1:00 P.M., Central Daylight Time, on Thursday, May 15, 2003, for the following purposes:

1. to elect six directors of ours to hold office until the next annual meeting of our stockholders and until their respective successors are duly elected and qualified;

2. to consider and vote upon a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2003; and

3. to transact any other business properly brought before the meeting or any adjournment(s) thereof.

      Holders of record of our common stock at the close of business on March 21, 2003 will receive notice of and be entitled to vote at the meeting and any adjournment thereof.

      You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ASK THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE.

By Order of our Board of Directors,

FRANKLIN R. BAY
Senior Vice President of Corporate Development,
Chief Legal Officer and Secretary

Houston, Texas

April 17, 2003

PLAINS RESOURCES INC.

500 Dallas Street, Suite 700
Houston, Texas 77002

PROXY STATEMENT
2003 ANNUAL MEETING OF STOCKHOLDERS

       Our board of directors is soliciting the enclosed proxy to be used at our 2003 Annual Meeting of Stockholders to be held in Granger Room B, at the DoubleTree Hotel, 400 Dallas Street, Houston, Texas, at 1:00 P.M., Central Daylight Time, on Thursday, May 15, 2003, and at any adjournment(s) of the meeting. We are sending this proxy statement and the related proxy card to our stockholders of record on or about April 17, 2003. Please sign, date and return the enclosed proxy in the enclosed return envelope as soon as possible.

      Holders of record at the close of business on March 21, 2003 of our common stock, par value $.10 per share, will be entitled to notice of and to vote at the annual meeting. On March 21, 2003, there were outstanding and entitled to vote 24,197,902 shares of our common stock, which is our only class of voting securities. The number of shares outstanding excludes our treasury stock, which may not be voted.

      Each common stockholder is entitled to one vote per share on all matters submitted to a vote of stockholders at the annual meeting. All properly executed proxies holders return that are not revoked will be voted (or withheld from voting) according to the directions, if any, specified on the proxies. A stockholder may revoke any proxy that he or she has given, at any time before it is voted, by delivering to our Secretary a written notice of revocation or a proxy bearing a later date, or by voting the shares relating to the proxy in person at the annual meeting. Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy.

      Any proxies that are returned properly signed but without voting instructions will be voted in accordance with the recommendations of our board of directors, which are contained in this proxy statement. Except as set forth in this proxy statement, our board is not aware of any other matters that are to be brought before the annual meeting. However, if any other matters properly come before the annual meeting, the persons named as proxies in the enclosed form of proxy, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including consolidated financial statements, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. Our Annual Report does not constitute a part of the proxy soliciting material.

Quorum

      To transact business at the annual meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present in person or by proxy. Abstentions and “broker non-votes,” which are shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon, will be counted in determining whether a quorum is present at the annual meeting.

Solicitation

      We are making this solicitation by mail. After the initial solicitation, further solicitations of proxies may be made by telephone or oral communications by our officers or employees, who will receive no extra compensation for making these communications. We will bear the entire cost of this solicitation, which will include reimbursement to brokerage houses, banks, and other fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

      At the annual meeting, six directors are to be elected to hold office until the 2004 annual meeting of stockholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. All of the director nominees currently serve as members of our board of directors. Although all nominees currently intend to serve on the board, if any nominee is unable or unwilling to serve, the board may:

•	nominate another person in substitution for that nominee, and the proxies will be voted for the election of the substitute nominee for director; or

•	reduce the size of the board of directors accordingly.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

      Proxies cannot be voted for a greater number of persons than the number of nominees on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect a director. Accordingly, under Delaware law and our certificate of incorporation and bylaws, abstentions and broker non-votes will not affect the outcome of this election. Stockholders may not cumulate their votes in the election of directors.

      The following information regarding our director nominees, including their principal occupations, employment history and directorships in certain companies, is as reported by the respective individuals.

James C. Flores, age 43	Director since May 2001

      Mr. Flores has been our Chairman of the Board since May 2001. He was our Chief Executive Officer from May 2001 until December 2002. He was President and Chief Executive Officer of Ocean Energy, Inc., an oil and gas company, from July 1995 until March 1999, and a director of Ocean Energy, Inc. from 1992 until March 1999. In March 1999, Ocean Energy, Inc. was merged into Seagull Energy Corporation, which was the surviving corporation of the merger, and which was renamed Ocean Energy, Inc. Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. Mr. Flores has also been Chairman of the Board, Chief Executive Officer and a director of Plains Exploration & Production Company, or PXP, an oil and gas company that we spun off in December 2002, since September 2002.

William M. Hitchcock, age 63	Director since 1977

      Mr. Hitchcock is a partner and has been President, since December 1996, of Pembroke Capital LLC, an investment firm. In addition, he is Chief Executive Officer of Camelot Oil & Gas, a private oil and gas company. He is also a director of Maxx Petroleum, Ltd., an oil and gas company, Thoratec Laboratories Corporation, a medical device company, and Luna Imaging, Inc., a digital imaging company. From 1992 to 1995, Mr. Hitchcock served as President of Plains Resources International Inc., which was formerly one of our wholly-owned subsidiaries. In addition, he was our Chairman of the Board from August 1981 to October 1992, except for the period from April 1987 to October 1987, when he served as our Vice Chairman.

William C. O’Malley, age 66	Director since April 2003

      Mr. O’Malley has been Chairman of the Board of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company since 1994. He was Tidewater Inc.’s Chief Executive Officer from 1994 to 2002 and served as its President from 1994 to 2001. Mr. O’Malley has been a director of Hibernia Corporation, the holding company for Hibernia National Bank, since 1995. He is also a director of BE&K Inc., an engineering and construction contractor. Mr. O’Malley is a certified public accountant and a former partner with Arthur Young, a predecessor accounting firm to Ernst & Young LLP.

D. Martin Phillips, age 49	Director since June 2001

      Mr. Phillips has been a Managing Director and principal of EnCap Investments L.L.C., or EnCap, a funds management and investment banking firm that focuses exclusively on the oil and gas industry, since November 1989. From 1978 to when he joined EnCap, Mr. Phillips served as Senior Vice President in the Energy Banking Group of NCNB Texas National Bank in Dallas, Texas. Mr. Phillips also serves as a director of Mission Resources Corporation, Breitburn Energy Company LLC, 3TEC Energy Corporation and the Houston Producers’ Forum, of which he formerly served as president.

Robert V. Sinnott, age 53	Director since 1994

      Mr. Sinnott has been Senior Vice President of Kayne Anderson Investment Management, Inc., an investment management firm, since 1992. He is also a director of Glacier Water Services, Inc., a vended water company, and Plains All American GP LLC, which is the general partner of Plains AAP, L.P., which is in turn the general partner of Plains All American Pipeline, L.P., or PAA. For a general description of these entities, see the section of this proxy statement captioned “Certain Relationships and Related Transactions”. Mr. Sinnott was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992.

J. Taft Symonds, age 63	Director since 1987

      Mr. Symonds has been Chairman of the Board of Symonds Trust Co. Ltd., an investment firm, and Chairman of the Board of Maurice Pincoffs Company, Inc., an international marketing firm, since 1978. He is also Chairman of the Board of Tetra Technologies, Inc., a specialty chemical and chemical process company, and a director of Denali, Inc., a manufacturer of storage tanks and a product and service provider for handling of industrial fluids. Mr. Symonds is also a director of Plains All American GP LLC.

Our Board of Directors and Committees

      During 2002, our board of directors held four regularly scheduled meetings and ten special meetings. Committees of our board held a total of sixteen meetings to address normal recurring business and other matters, including the spin-off of one of our former wholly-owned subsidiaries, Plains Exploration & Production Company, or PXP, which occurred in December 2002. Subcommittees and committee chairmen met informally throughout the year to consult with our management on various matters. No director attended fewer than 75% of the total number of meetings of our board and committees of which he was a member. The committees of our board of directors currently consist of the Audit Committee, Organization and Compensation Committee, and Nominating and Corporate Governance Committee.

      In November 2002, the board adopted a new charter for the Nominating and Corporate Governance Committee and expanded the committee’s functions to include corporate governance recommendations and related matters. Also in November 2002, the board adopted a new charter for the Audit Committee, which our board amended in March 2003 and which is attached as Appendix A to this proxy statement. In addition, in November 2002, our board adopted a new charter for the Organization and Compensation Committee.

      The Audit Committee, which currently consists of Messrs. Hitchcock, Phillips, Sinnott and Symonds, held seven meetings in 2002. The Audit Committee’s functions include, among other things:

•	making determinations concerning the engagement, compensation, oversight and termination of independent auditors,

•	reviewing the activities and independence of the independent auditors,

•	reviewing and discussing the audited financial statements with management and the independent auditors,

•	discussing with the independent auditors their judgment about the quality, along with the acceptability, of our accounting principles as applied in our financial reporting,

•	reviewing and discussing with management and the independent auditors significant developments in accounting rules and issues involving judgment that affect the quality of financial reporting and significant proposed changes in our methods of accounting or financial statements disclosure,

•	reviewing with the independent auditors and management the adequacy of our internal controls,

•	reviewing the independent auditors’ proposed audit scope and approach and approving in advance permissible non-audit services performed by the independent auditors,

•	reviewing our annual audit plan and the adequacy of our internal audits,

•	making recommendations to the board of directors regarding changes in our Code of Business Conduct and Ethics, and

•	confirming that management has a review system in place to maximize the likelihood that our financial statements, reports and other information disseminated to governmental organizations and the public satisfy applicable legal requirements.

      Our board of directors, in its business judgment, has determined that all current members of the Audit Committee are “independent” as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

      The Organization and Compensation Committee, which currently consists of Messrs. Symonds and Hitchcock, held eight meetings in 2002. The functions of the Organization and Compensation Committee are to recommend salaries, bonuses, deferred compensation, retirement plans and any other remuneration for our officers to our board of directors for its approval, and to administer our stock option plans. Our Nominating and Corporate Governance Committee is currently seeking a third member to serve on the Organization and Compensation Committee and may recommend Mr. O’Malley. Until we appoint another director to the Organization and Compensation Committee, our board of directors will be responsible for Organization and Compensation Committee matters.

      The Nominating and Corporate Governance Committee, which currently consists of Messrs. Phillips, Hitchcock, Sinnott and Symonds, held one meeting in 2002. The functions of the Nominating and Corporate Governance Committee are to:

•	develop qualification criteria for board members,

•	identify candidates for election as directors,

•	compile and review background information relating to candidates for director positions,

•	nominate the slate of directors to be submitted to our common stockholders for election at each annual meeting of stockholders, and

•	annually review and reassess the adequacy of our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee also considers nominees recommended by our stockholders. Any stockholder desiring to make a recommendation for the 2004 annual meeting of stockholders should submit, by December 19, 2003 the candidate’s name, together with biographical information, to: Chairman, Nominating and Corporate Governance Committee, c/o Plains Resources Inc., 500 Dallas Street, Suite 700, Houston, Texas 77002.

Compensation of Directors

      As compensation for serving on our board of directors, each non-employee director receives:

•	an annual retainer of $16,000,

•	an attendance fee of $2,000 for each board meeting attended (excluding telephonic meetings), plus reimbursement for related expenses, and

•	an attendance fee of $500 for each committee meeting or telephonic board meeting attended.

      Any non-employee director may elect to receive a grant of shares of our common stock instead of the annual retainer and attendance fees for regular board meetings. The number of shares to be granted to any such director is determined by dividing the amount of the retainer or attendance fee by the per share closing price of our common stock on the day before such meeting takes place. Each non-employee director that serves as a chairman of a board committee receives an annual fee of $2,000, or, at such director’s election, in lieu of such fee, a grant of shares of our common stock, the number of which is determined by dividing that fee by the per share closing price of our common stock on the day the director is appointed as a chairman of a committee (or the anniversary thereof).

      In addition, under our 2001 Stock Incentive Plan, for 2002 each non-employee director received a stock option to purchase 10,000 shares of our common stock for a five-year term at an exercise price equal to the closing price of our common stock on the grant date. These stock options vested immediately. For 2002, the non-employee directors received these option grants in May 2002. Our board of directors has decided to modify this aspect of board compensation. In the future, on an annual basis, in lieu of stock options, each non-employee director will receive a grant of 10,000 shares of our restricted stock that will vest over two years with 50% of such restricted stock vesting on the first anniversary of the grant date and the remaining shares vesting on the second anniversary of the grant date. These restricted share awards will be granted on the day after the annual stockholders meeting.

      Mr. Flores, as an employee who is otherwise compensated for his services to us, receives no separate compensation for his services on our board of directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed PricewaterhouseCoopers LLP, or PricewaterhouseCoopers, independent certified public accountants, to audit our financial statements for the fiscal year ending December 31, 2003. PricewaterhouseCoopers has acted as our auditors since 1977.

      Ratification of the appointment of PricewaterhouseCoopers will be effective upon receiving the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote on this proposal. Under Delaware law and our certificate of incorporation and bylaws, both an abstention and a broker non-vote would have the same legal effect as a vote against this proposal. If at least a majority of the shares of our common stock present in person or by proxy and entitled to vote on this proposal are not voted in favor of this proposal, our board of directors will seek other auditors.

      OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS OF OUR FINANCIAL STATEMENTS FOR 2003.

      Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

EXECUTIVE OFFICERS

      The following table sets forth certain information as of the date of this proxy statement regarding our executive officers. All of our executive officers hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Position

James C. Flores	43	Chairman of the Board
John T. Raymond	32	President and Chief Executive Officer
Stephen A. Thorington	47	Executive Vice President and Chief Financial Officer
Franklin R. Bay	45	Senior Vice President of Corporate Development, Chief Legal Officer and Secretary

      James C. Flores’s background information is described above, in the section entitled “Election of Directors”.

John T. Raymond, Chief Executive Officer	Officer since May 2001

      Mr. Raymond, age 32, has been our President and Chief Executive Officer since December 2002. He was our President and Chief Operating Officer from November 2001 to December 2002. Previously, he was our Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC. Mr. Raymond has also been President and Chief Operating Officer of PXP since September 2002.

Stephen A. Thorington, Executive Vice President and Chief Financial Officer	Officer since December 2002

      Mr. Thorington, age 47, is our Executive Vice President and Chief Financial Officer. Mr. Thorington served as our Acting Executive Vice President and Chief Financial Officer from December 2002 to February 2003 when he was appointed to his current position. Mr. Thorington has also been Executive Vice President and Chief Financial Officer of PXP since September 2002. Previously, he was Senior Vice President — Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President — Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999.

Franklin R. Bay, Senior VP of Corporate Development, CLO and Secretary	Officer since February 2002

      Mr. Bay, age 45, is our Senior Vice President of Corporate Development, Chief Legal Officer and Secretary. Mr. Bay has been our Senior Vice President of Corporate Development since February 2002, and he was appointed as Chief Legal Officer and Secretary in December 2002. Pursuant to a transition services agreement between us and PXP, Mr. Bay also provides some corporate development services to PXP. Before joining us, Mr. Bay served for five years in various capacities with Enron Corp., including Vice President of Commercial Operations for Northern Natural Gas Pipeline Company, General Counsel of the Gas Pipeline Group, and head of Enron Broadband Services’ Emerging Businesses Group. His previous experience also includes serving in the first Bush Administration as the Deputy General Counsel at the Department of Energy and Deputy Legal Adviser at the State Department. Additionally, he practiced law for nine years with Fulbright & Jaworski and Hutcheson & Grundy, and he previously served as a 2nd Lieutenant in the United States Marine Corps.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table shows certain compensation information for our chief executive officer and four additional highly compensated executive officers, or named executive officers, for services rendered in all capacities during the fiscal years ended December 31, 2002, 2001 and 2000.

					Long Term Compensation

					Awards				Payouts

							Securities
		Annual Compensation			Restricted		Underlying
					Stock		Options/			All Other
Name and		Salary	Bonus		Award(s)		SARs		LTIP Payouts	Compensation
Principal Position	Year	($)	($)		($)(2)		(#)		($)	($)(3)

James C. Flores	2002	4,167	100,000		750,600	(4)	475,000		-0-	11,000
Chairman of the Board(1)	2001	-0-	325,000			(5)	1,000,000		-0-	-0-
John T. Raymond	2002	389,584	150,000		938,250	(7)	425,000		-0-	11,000
President and Chief	2001	187,500	788,000		-0-		300,000		-0-	-0-
Executive Officer(6)
Stephen A. Thorington	2002	91,667	33,333		1,059,750	(9)	-0-		-0-	-0-
Executive Vice President and Chief Financial Officer(8)
Franklin R. Bay	2002	162,692	170,000	(11)	-0-		85,000		-0-	-0-
Senior Vice President of Corporate Development, Chief Legal Officer and Secretary(10)
Timothy T. Stephens	2002	239,584	-0-		-0-		60,000	(13)	-0-	12,000
Former Executive Vice	2001	156,250	357,000		-0-		250,000	(13)	-0-	-0-
President of Administration, General Counsel and Secretary(12)
Thomas M. Gladney	2002	167,708	-0-		-0-		25,000		-0-	11,000
Former Senior Vice	2001	153,625	179,783		-0-		10,000		-0-	10,500
President of Operations(14)	2000	150,000	70,000		-0-		10,000		-0-	10,500

(1)	Mr. Flores joined us as Chairman of the Board and Chief Executive Officer in May 2001 and became Executive Chairman of the Board in December 2002. Mr. Flores is also compensated by PXP for his services to PXP.

(2)	These dollar amounts represent the closing price of a share of our common stock on the restricted stock grant date as reported on the New York Stock Exchange multiplied by the number of restricted shares granted on such date.

(3)	We match 100% of an employee’s contribution to our 401(k) plan, subject to certain limitations in the plan, with matching contributions being made (i) before October 1, 2002, 50% in cash and 50% in our common stock (the number of shares for the stock match being based on the market value of our common stock at the time the shares are issued), and (ii) starting on October 1, 2002, 100% in cash.

(4)	This was a restricted stock award under our 2001 Stock Incentive Plan. The fair market value at the time of the award was $750,600 (calculated as described in footnote 2 above). The fair market value of this award as of December 31, 2002 (calculated by multiplying the closing price per share of our common stock on December 31, 2002 as reported on the NYSE by the number of restricted shares) was $711,000. The award vests in three equal, annual installments beginning on December 19, 2003. Dividends will be paid on the shares covered by the award and will be held in custody by us until the restricted shares vest.

(5)	Pursuant to Mr. Flores’ original employment agreement with us, we granted Mr. Flores a number of shares of our common stock with a value equal to $1 million. This grant is payable in five equal installments as of each anniversary of May 8, 2001, which is the date of his original employment agreement, in the form of a direct grant of shares of our common stock, the number of which will equal the annual dollar payment amount ($200,000) divided by the fair market value of a share on the applicable anniversary date. The first installment of this grant was paid on May 8, 2002 in the amount of 7,407 shares of our common stock.

(6)	Mr. Raymond joined us in May 2001 and became Chief Executive Officer in December 2002. PXP also compensates Mr. Raymond for his services to it.

(7)	This was a restricted stock award under our 2001 Stock Incentive Plan. The fair market value at the time of the award was $938,250 (calculated as described in footnote 2 above). The fair market value of this award as of December 31, 2002 (calculated by multiplying the closing price per share of our common stock on December 31, 2002 as reported on the NYSE by the number of restricted shares) was $888,750. The award vests in three equal, annual installments beginning on December 19, 2003. Dividends will be paid on the shares covered by the award and will be held in custody by us until the restricted shares vest.

(8)	Mr. Thorington joined us in December 2002. PXP also compensates Mr. Thorington for his services to it.

(9)	This was a restricted stock award under our 2001 Stock Incentive Plan. The fair market value at the time of the award was $1,059,750 (calculated as described in footnote 2 above). The fair market value of this award as of December 31, 2002 (calculated by multiplying the closing price per share of our common stock on December 31, 2002 as reported on the NYSE by the number of restricted shares) was $533,250. The award vests in three equal, annual installments beginning on September 3, 2003. Dividends will be paid on the shares covered by the award and will be held in custody by us until the restricted shares vest.

(10)	Mr. Bay joined us in February 2002.

(11)	Includes a $20,000 signing bonus.

(12)	Mr. Stephens resigned as our Executive Vice President of Administration, General Counsel and Secretary in December 2002. He serves as Executive Vice President, General Counsel and Secretary of PXP.

(13)	These options became fully vested in December 2002 pursuant to the terms of a letter agreement between Mr. Stephens and us providing for the terms of his resignation from employment with us.

(14)	Ms. Gladney resigned as our Senior Vice President of Operations in December 2002. He serves as Senior Vice President of Operations of PXP.

Option Grants in 2002

      The following table provides information regarding stock options that were granted to the named executive officers during 2002. No other stock options were granted to any named executive officer during 2002. The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the term of the options as required by Securities and Exchange Commission, or SEC, rules. No gain to the optionee is possible without an increase in stock price that will benefit all stockholders proportionately. For comparative purposes, also shown are the total gains that could be realized over a five-year period (the term of the majority of options listed) by our stockholders based on the same assumptions. There can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants
						Potential Realizable Value
	Number of		Percent of Total			at Assumed Annual Rates
	Securities		Options/SARs	Exercise		of Stock Price Appreciation
	Underlying		Granted to	of Base		for Option Term
	Options/SARs		Employees in	Price	Expiration
Name	Granted (#)		2002	($/Sh)(1)	Date	5%	10%

James C. Flores	125,000	(2)	9.4%	14.35	2/2007	2,180,314	2,626,229
	350,000	(3)	26.2%	12.51	12/2012	5,588,199	7,051,618
John T. Raymond	175,000	(2)	13.1%	14.35	2/2007	3,052,440	3,676,721
	250,000	(3)	18.7%	12.51	12/2012	3,991,571	5,036,870
Franklin R. Bay	85,000	(2)	6.4%	14.50	2/2007	1,498,111	1,804,503
Timothy T. Stephens	60,000	(4)	4.5%	14.35	2/2007	1,098,878	1,386,649
Thomas M. Gladney	25,000	(2)	1.9%	14.35	2/2007	436,063	525,246
All Stockholders(5)	N/A		N/A	N/A	N/A	386,350,536	487,526,749

(1)	The exercise price of options granted prior to December 18, 2002 were adjusted on that date as a result of the spin-off of PXP. The exercise prices shown are post-adjustment.

(2)	These options vest in equal annual installments on each of the first four anniversaries of the grant date. Vesting may be accelerated in certain circumstances under the plan, as more fully described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements — Other”.

(3)	These options vest in equal annual installments on each of the first five anniversaries of the grant date. Vesting may be accelerated in certain circumstances under the plan, as more fully described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements — Other”.

(4)	These options became fully vested in December 2002 under a letter agreement between Mr. Stephens and us providing for the terms of his resignation from employment with us.

(5)	Based on 24,197,902 shares of our common stock outstanding (excluding treasury shares) as of the close of business on March 21, 2003, using a base price of $12.51 per share, which is the exercise price of the options referenced in footnote (3) granted to Mr. Flores and Mr. Raymond on December 19, 2002.

Aggregated Option Exercises in 2002 and Year-End Option Values

      The following table sets forth certain information for each named executive officer concerning the option exercises during 2002 and all unexercised options held at December 31, 2002.

			Number of Securities
			Underlying Unexercised			Value of Unexercised
			Options/SARs			In-the-Money Options
	Shares	Value	at Fiscal Year-End(#)			at Year-End($)(2)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable		Unexercisable	Exercisable	Unexercisable

James C. Flores	-0-	-0-	-0-		1,475,000	-0-	-0-
John T. Raymond	-0-	-0-	66,667		658,333	-0-	-0-
Franklin R. Bay	-0-	-0-	-0-		85,000	-0-	-0-
Stephen A. Thorington	-0-	-0-	-0-		-0-	-0-	-0-
Timothy T. Stephens	-0-	-0-	310,000	(3)	-0-	-0-	-0-
Thomas M. Gladney	-0-	-0-	10,000		35,000	25,875	8,625

(1)	Values realized are determined by aggregating for each option exercise in 2002 the amount calculated by multiplying the number of shares acquired on such exercise by an amount equal to the closing price of our common stock as of the date of each such exercise less the exercise price paid for such exercise.

(2)	Year-end values are determined by aggregating for each option outstanding as of December 31, 2002 the amount calculated by multiplying the number of shares underlying such option by an amount equal to the closing price of our common stock on December 31, 2002, which was $11.85, less the exercise price of such option. Mr. Gladney is the only named executive officer that held options that were “in-the-money” on December 31, 2002 because the exercise prices of all the other named executive officers’ listed options exceeded the closing price of our common stock on that date.

(3)	These options became fully vested in December 2002 under a letter agreement between Mr. Stephens and us providing for the terms of his resignation from employment with us.

2001 Stock Incentive Plan

      We adopted our 2001 stock incentive plan on May 7, 2001. The 2001 plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and non-qualified stock options) and other awards (including performance units, performance shares, share awards and restricted stock) to our directors, officers and employees, individuals to whom we have extended written offers of employment, and our consultants and advisors. The Organization and Compensation Committee, which is currently comprised of two directors, both of whom are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, but only one of whom is an “outside director” under Section 162(m) of the Code, administers the 2001 plan. Four million shares of our common stock are subject to issuance under the 2001 plan, although no more than 1,000,000 of the allotted shares may be the subject of restricted stock awards. The Organization and Compensation Committee may grant stock options on such terms, including vesting and payment forms, as it deems appropriate, however, no option may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may be not less than 100% of the fair market value of our common stock at the time of grant. The Organization and Compensation Committee may grant restricted stock awards, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide. Unless terminated earlier by our board of directors, the 2001 plan will terminate on May 6, 2011.

      Upon a “change in control” (as defined in the 2001 plan), all options will become immediately exercisable in full for the remainder of their terms. In addition, in such an event, unless otherwise determined by the Organization and Compensation Committee and set forth in the agreement governing the award, performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards will lapse.

      At December 31, 2002, we had outstanding options to purchase 3,627,750 shares of our common stock under the 2001 plan, of which 1,750 had been exercised.

      The following table sets forth certain information, as of December 31, 2002, with respect to all compensation plans that our security holders previously approved, as well as compensation plans not previously approved by our security holders.

Equity Compensation Plan Information

Number of Securities
	Number of	Weighted	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
Plan category	and Rights	Rights	in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,347,090	$13.16	193,153
Equity compensation plans not approved by security holders	—	—	—
Total	4,347,090	$13.16	193,153

      In addition to the above plans, under Mr. Flores’ original employment agreement with us, we granted Mr. Flores a number of shares of our common stock with a value equal to $1 million, which such grant was not approved by our stockholders. This grant is payable in five equal installments as of each anniversary of May 8, 2001, which is the date of his original employment agreement, in the form of a direct grant of shares of our common stock, the number of which will equal the annual dollar payment amount ($200,000) divided by the fair market value of a share on the applicable anniversary date. The first installment of this grant was paid on May 8, 2002 in the amount of 7,407 shares of our common stock.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      James C. Flores. On September 19, 2002, we entered into a new employment agreement with Mr. Flores that became effective the date after the spin-off of PXP, December 19, 2002, and replaced his prior employment agreement dated May 8, 2001, which we refer to as Mr. Flores’ Original Agreement. The new agreement has an initial term of five years, although it may be terminated earlier under certain circumstances. At the end of that term and, if that term is extended, each subsequent term, the agreement is subject to a one-year extension if we and Mr. Flores agree to new compensation terms ninety days before the end of the applicable term. The new agreement also acknowledges that Mr. Flores is an officer and director of PXP and therefore will not devote all of his time and attention to us. As Chairman of the Board and Chief Executive Officer of PXP, Mr. Flores will also devote time and attention to, and be compensated by, PXP.

      Mr. Flores’ employment agreement provides for an annual salary of $100,000 and a target annual bonus of $100,000, subject to the attainment of performance goals. The agreement provides that the stock options and $1 million share grant pursuant to Mr. Flores’ Original Agreement will remain in full force and effect. Pursuant to his Original Agreement, Mr. Flores received a performance option under our 2001 plan to purchase 1,000,000 shares of our common stock at an exercise price of $13.92 per share (as adjusted for the spin off of PXP). The performance option becomes vested and exercisable on the first to occur of:

•	May 7, 2006;

•	with respect to one-half of the shares subject to the performance option, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds $20.88 (as adjusted for the spin off);

•	with respect to all shares, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of our common stock equals or exceeds $27.84 (as adjusted for the spin off);

•	termination of Mr. Flores’s employment by us for any reason other than Cause (as defined in his new agreement) or because of Mr. Flores’s death or resignation or by Mr. Flores for Good Reason (as defined in his new agreement);

•	a Change in Control (as defined in his new agreement) of us; or

•	any such time that Mr. Flores is not a member of our board of directors.

      In connection with his new employment agreement, in addition to his annual salary and existing stock-based awards, Mr. Flores’ received a grant of 60,000 restricted shares of our common stock as well as options to purchase 350,000 shares of our common stock under the 2001 plan. The restricted shares vest in three equal, annual installments beginning on December 19, 2003. The options have a grant date of December 19, 2002 and a per share exercise price of $12.51, the closing sales price of our common stock on December 19, 2002. The options have a ten-year term and vest in five equal, annual installments beginning on December 19, 2003. Under his employment agreement, Mr. Flores is entitled to all of the employee benefits, fringe benefits and perquisites we provide to other senior executives.

      Mr. Flores’ employment agreement provides that if his employment is terminated by us without Cause (as defined in his new agreement), by Mr. Flores’ death or disability, or by Mr. Flores for Good Reason (as defined in his new agreement), we will also pay Mr. Flores $2.5 million. Upon such termination, all then-outstanding stock-based awards Mr. Flores holds will become immediately exercisable and payable in full, with any performance goals associated with the employment agreement being deemed to have been achieved at the maximum levels. Mr. Flores’ $1 million share award under his Original Agreement would become immediately vested and he would be granted a number of shares to be determined by dividing the amount equal to the aggregate unpaid annual installments divided by the fair market value of a share on the date of termination. However, if the share price is less than $13.31 (as adjusted for the spin off) on the termination date, payment will be made in cash. Mr. Flores and his dependents will be entitled to continued health insurance benefits for three years made “whole” on a net after-tax basis.

      Under Mr. Flores’ employment agreement, if benefits to which Mr. Flores becomes entitled in connection with a change in control are considered “excess parachute payments” under Section 280G of the Code, then we will pay Mr. Flores an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

      John T. Raymond. On September 19, 2002, we entered into a new employment agreement with Mr. Raymond that became effective the date after the spin-off of PXP, December 19, 2002, and replaced his prior employment agreement dated June 7, 2001, which we refer to as Mr. Raymond’s Original Agreement. Under the new agreement Mr. Raymond will serve for an initial term of five years, although it may be terminated earlier under certain circumstances. At the end of that term and, if that term is extended, each subsequent term, the agreement is subject to a one-year extension if we and Mr. Raymond agree to new compensation terms ninety days before the end of the applicable term. The new agreement also acknowledges that Mr. Raymond is an officer and director of PXP and therefore will not devote all of his time and attention to us. As President and Chief Operating Officer of PXP, Mr. Raymond will also devote time and attention to, and be compensated by, PXP.

      The new agreement provides for an annual salary of $150,000 and a target annual bonus of $150,000, subject to the attainment of performance goals. The agreement also provides that the stock options granted under Mr. Raymond’s Original Agreement will remain in full force and effect. Pursuant to his Original Agreement, Mr. Raymond received (1) a stock option to purchase 200,000 shares of our common stock at an exercise price of $15.29 per share (as adjusted for the spin off), which option vests in three equal, annual installments beginning in May 2002, and (2) a performance option under our 2001 plan to purchase 100,000 shares of our common stock at an exercise price of $15.29 per share (as adjusted for the spin off of PXP). The vesting terms of this performance option are substantially similar to the terms of Mr. Flores’ performance option.

      In connection with his new employment agreement, in addition to his annual salary and stock-based awards, Mr. Raymond received a grant of 75,000 restricted shares of our common stock as well as options to purchase 250,000 shares of our common stock under the 2001 plan. The restricted shares vest in three equal, annual installments beginning on December 19, 2003. The options have a grant date of December 19, 2002 and a per share exercise price of $12.51, the closing sales price of our common stock on December 19, 2002. The options have a ten-year term and vest in five equal, annual installments beginning on December 19, 2003. Mr. Raymond is entitled to all of the employee benefits, fringe benefits and perquisites provided by us to other senior executives.

      Mr. Raymond’s employment agreement provides that if his employment is terminated by us without Cause (as defined in his new agreement), by Mr. Raymond’s death or disability, or by Mr. Raymond for Good Reason (as defined in his new agreement), we will also pay Mr. Raymond $2.5 million. Upon such termination, all then-outstanding stock-based awards Mr. Raymond holds will become immediately exercisable and payable in full, with any performance goals associated with the employment agreement being deemed to have been achieved at the maximum levels. Mr. Raymond and his dependents will be entitled to continued health insurance benefits for three years made “whole” on a net after-tax basis.

      Under Mr. Raymond’s employment agreement, if benefits to which Mr. Raymond becomes entitled in connection with a change in control are considered “excess parachute payments” under Section 280G of the Code, then we will pay Mr. Raymond an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

      Other. In the event of certain corporate transactions, changes in control of us, or changes in the composition of our board of directors under certain circumstances, all options granted to the named executive officers will be exercisable on an accelerated schedule pursuant to the plans under which the options were granted. To the extent not already exercisable, these options generally become exercisable upon a change of control of us resulting from:

•	a change in the composition of our board of directors pursuant to which incumbent directors or their designated successors cease to constitute at least two-thirds of our board;

•	subject to certain exceptions, the acquisition of securities by a person after which that person beneficially owns 50% or more of the voting power of our securities; or

•	subject to certain exceptions, approval by our stockholders of a merger, consolidation or reorganization involving us, a complete liquidation or dissolution of us, or an agreement for the sale of all or substantially all of our assets.

      In addition, in the event of such a change in control, certain holders of options may elect to surrender their options for a cash payment equal to the difference between the exercise price and the market price of the common stock on the date of the event.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

      The Organization and Compensation Committee is currently composed of two directors, both of whom are “non-employee directors” under Rule 16b-3 under the Securities Exchange Act of 1934, but only one of whom is an “outside director” under Section 162(m) of the Internal Revenue Code of 1986. Until such time as the Board of Directors appoints an additional “non-employee” and “outside” director to the Organization and Compensation Committee, any action by the Compensation Committee will be ratified and approved by the Board of Directors. The Organization and Compensation Committee makes determinations and recommendations to the Board of Directors concerning the compensation of the Company’s executive officers, except for grants under the Company’s stock option plans, which plans are independently administered by the Organization and Compensation Committee. Mr. Flores, however, abstains from any action on his compensation. To make such determinations and recommendations, at the end of each year the Organization and Compensation Committee evaluates (i) the Company’s performance relative to its annual objectives, (ii) the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer’s contribution to the Company’s achievements during the year. The basic objectives of the executive compensation program are to:

•	enable the Company to attract, retain, motivate and reward high caliber executive officers who are among the most skilled, talented and persistent individuals available in a very competitive marketplace;

•	inspire executive officers to work as a team to innovatively and aggressively pursue Company goals;

•	foster a general corporate atmosphere that promotes an entrepreneurial style of leadership to enable the Company to act quickly and flexibly to implement its plans and pursue opportunities as they arise;

•	emphasize “pay for performance” by having a significant portion of the executive officers’ total compensation “at risk” in the form of incentive compensation; and

•	align the long term interests of the executive officers with those of the Company’s stockholders through the use of stock options and restricted stock as a portion of compensation and thereby encourage the achievement of performance objectives that enhance stockholder value on a continuing basis.

      The Organization and Compensation Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may, from time to time, require modifications of the executive compensation program to ensure the program is properly structured to achieve its objectives. The Company’s executive compensation program currently includes three major components: base salary, annual incentive compensation and longer-term incentives through stock options and restricted stock awards.

Base Salaries

      Base salaries for each of the Company’s executive officers are determined on an individual basis, taking into consideration the performance of the individual and his or her contributions to the Company’s performance, the length of service of the individual with the Company, compensation by industry competitors for comparable positions, internal equities among positions, and general economic conditions. Although no specific weight is assigned to these factors, the Organization and Compensation Committee generally targets salary levels paid within the industry as a primary consideration in setting base salaries. To determine salary levels paid within the industry, the Organization and Compensation Committee reviews various industry surveys, proxy information of its competitors and also, from time to time, consults with independent compensation consulting firms. The Organization and Compensation Committee believes that maintaining a competitive base salary structure is vital to attract and retain talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock option plans, furthering the goal of having “at risk” compensation as an important component of the executive compensation program.

Annual Incentive Compensation

      In addition to their base salaries, the Company’s executive officers may earn an annual incentive payment, depending on Company performance relative to certain objectives set forth in an annual business plan. Such annual objectives are a combination of operating, financial and strategic goals (such as oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, and successful completion of major projects) that are considered to be critical to the Company’s success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. After a year-end review of the Company’s performance relative to the annual business plan, the Organization and Compensation Committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Organization and Compensation Committee’s subjective evaluation of factors that include the extent to which the objectives of the annual business plan were achieved, his or her contribution to the achievement of those objectives, and general economic and industry conditions.

Stock Options and Restricted Stock Awards

      The Company has used stock options and restricted stock awards as its long-term incentive program for executive officers and may in the future continue to use options and restricted stock awards in its long-term incentive program. Stock options and restricted stock awards are used to relate the benefits received by the executive officers to the amount of appreciation realized by the stockholders over comparable periods. The Organization and Compensation Committee anticipates that stock options and/or restricted stock awards will generally be granted annually to executive officers. The size of the option grant and restricted stock award will generally be determined at the discretion of the Committee. Stock options will be granted at exercise prices not less than the market value of the stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his heirs). Therefore, such options will have no realizable value unless the Company’s stock appreciates in value. Stock options and restricted stock awards typically include provisions for the vesting of those awards over time. Stock options and restricted stock awards provide the executive officers the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the executive officers’ interests with those of the stockholders.

Compensation of the Chief Executive Officers

      In May 2001, Mr. Flores joined the Company as Chairman of the Board and Chief Executive Officer. In December 2002, Mr. Raymond became Chief Executive Officer. In May 2001, in connection with his joining the Company, the Board of Directors approved (1) a share grant to Mr. Flores of a number of shares of the Company’s common stock with a value equal to $1 million, payable in five equal installments as of each anniversary of May 8, 2001, and (2) a performance stock option covering 1 million shares of our common stock at an exercise price of $13.92 per share (as adjusted for the spin-off of PXP). In February 2002, Mr. Flores received a stock option to purchase 125,000 shares of the Company’s common stock, the exercise price of which is $14.35 (as adjusted for the spin-off of PXP) and which vests in four equal, annual installments beginning in February 2003. In connection with the PXP spin off and a new employment agreement with the Company, and because Mr. Flores is no longer Chief Executive Officer, and because he will not devote all of his time and efforts to the Company (a portion of his time and efforts will be devoted to PXP in his position as Chairman of the Board and Chief Executive Officer of PXP), effective December 2002 the Company will pay him an annual base salary of $100,000 and he will be eligible for an annual target bonus of $100,000, subject to the attainment of performance goals. In addition to his annual salary, Mr. Flores has been granted an award of 60,000 restricted shares of the

Company’s common stock, which will vest over three equal, annual installments beginning on the first anniversary of the date of grant, which was December 18, 2002. Also effective December 18, 2002, Mr. Flores received a stock option to purchase 350,000 shares of the Company’s common stock, the exercise price of which is $12.51 per share, the closing price per share of the Company’s common stock on December 19, 2002. This option vests in five equal, annual installments beginning in December 2003. The Organization and Compensation Committee approved Mr. Flores’ compensation package to directly align Mr. Flores’ interests with those of the Company’s stockholders.

      In June 2001, Mr. Raymond joined the Company. In December 2002, Mr. Raymond was appointed Chief Executive Officer of the Company (in addition to him being President). In June 2001, in connection with his joining the Company, the Board of Directors approved (1) a stock option covering 200,000 shares of the Company’s common stock at an exercise price of $15.29 per share (as adjusted for the spin off of PXP) and (2) a performance stock option covering 100,000 shares of the Company’s common stock at an exercise price of $15.29 per share (as adjusted for the spin off of PXP). In February 2002, Mr. Raymond received a stock option to purchase 175,000 shares of the Company’s common stock, the exercise price of which is $14.35 (as adjusted for the spin off of PXP) and which vests over three equal, annual installments beginning in February 2003. Finally, in connection with the PXP spin off and a new employment agreement with the Company, and because of Mr. Raymond’s new position as Chief Executive Officer and because he will not devote all of his time and efforts to the Company (a portion of his time and efforts will be devoted to PXP in his position as President and Chief Operating Officer of PXP), effective December 2002 the Company will pay Mr. Raymond an annual salary of $150,000 and a target annual bonus of $150,000, subject to the attainment of performance goals. In addition to his annual salary, Mr. Raymond has been granted an award of 75,000 restricted shares of the Company’s common stock as well as options to purchase 250,000 shares of the Company’s common stock under the 2001 plan. The restricted shares vest in three equal, annual installments beginning on December 19, 2003. The options have a grant date of December 19, 2002 and a per share exercise price of $12.51, the closing sales price of the Company’s common stock on December 19, 2002. This option vests in five equal, annual installments beginning on December 19, 2003. The Organization and Compensation Committee approved Mr. Raymond’s compensation package to directly align Mr. Raymond’s interests with those of the Company’s stockholders.

Deductibility of Compensation Expenses

      Section 162(m) of the Internal Revenue Code generally precludes the Company from taking federal income tax deductions for compensation paid to certain executive officers in excess of $1 million per year, unless such excess constitutes performance-based compensation under such section. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance stockholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

Board of Directors*

James C. Flores
William M. Hitchcock
D. Martin Phillips
Robert V. Sinnott
J. Taft Symonds

*	This report was approved by our board of directors before Mr. O’Malley joined our board of directors.

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of the Media General Industry Group Index No. 121, “Independent — Oil & Gas”, the AMEX Market Index and the NYSE Market Index for five years ended December 31, 2002. Our common stock became listed on the New York Stock Exchange in December 2001. The graph assumes that the value of an investment in our common stock and each index was $100 at December 31, 1997 and that any dividends were reinvested. Numerical values used for the year-end and other plot points in the graph are set forth in the table under the graph.

      At the close of business on December 18, 2002, we spun off PXP. As a result of the spin off, the price of our common stock on December 19, 2002 closed at $12.51 as compared to the closing price of our common stock on December 18, 2002 of $23.05, both as reported on the NYSE. We have included on the graph below numerical values for December 18 and 19, 2002 to help show the impact of the spin off on the investment values noted.

Comparison of 5-Year Cumulative Total Return

among Plains Resources Inc., MG Group Index,
and NYSE Market Index

ASSUMES $100 INVESTED ON

JAN. 01, 1998
ASSUMES DIVIDEND

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/18/02	12/19/02	12/31/02

Plains Resources	100.00	81.82	72.73	122.91	143.19	134.11	72.79	68.95
MG Group Index	100.00	64.77	90.74	131.68	107.61	112.68	112.68	112.68
NYSE Market Index	100.00	118.99	130.30	133.40	121.52	99.27	99.27	99.27

REPORT OF THE AUDIT COMMITTEE

      The Board of Directors has established an Audit Committee, which currently consists of four Board members, Messrs. Hitchcock, Phillips, Sinnott, and Symonds. Each of the members of the Committee is “independent,” as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards, as determined by the Board of Directors, in its business judgment, and is “financially literate” in compliance with the NYSE listing standards as the Board of Directors interprets that designation. The Board of Directors adopted a written charter for the Committee in November 2002, which it amended in March 2003, that outlines the Committee’s roles and responsibilities. A copy of the charter and amendment are attached as Appendix A to this proxy statement. The Committee, among other things,

•	makes determinations concerning the engagement, compensation, oversight and termination of independent auditors,

•	reviews the activities and independence of the independent auditors,

•	reviews and discusses the audited financial statements with management and the independent auditors,

•	discusses with the independent auditors their judgment about the quality, along with the acceptability, of the Company’s accounting principles as applied in the Company’s financial reporting,

•	reviews and discusses with management and the independent auditors significant developments in accounting rules and issues involving judgment that affect the quality of financial reporting and significant proposed changes in the Company’s methods of accounting or financial statements disclosure,

•	reviews with the independent auditors and management the adequacy of the Company’s internal controls,

•	reviews the independent auditors’ proposed audit scope and approach and approves in advance permissible non-audit services performed by the independent auditors,

•	reviews the Company’s annual audit plan and the adequacy of the Company’s internal audits,

•	makes recommendations to the Board of Directors regarding changes in the Company’s Code of Business Conduct and Ethics, and

•	confirms that management has a review system in place to maximize the likelihood that the Company’s financial statements, reports and other information disseminated to governmental organizations and the public satisfy applicable legal requirements.

      The Committee held seven meetings during 2002.

      Management of the Company has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

      PricewaterhouseCoopers LLP has served as independent auditors for the Company and its subsidiaries for the year ended December 31, 2002 and has acted as such since 1977. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. These representatives will be given an opportunity to make a statement if they desire to do so.

      The Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements as of and for the year ended December 31, 2002. The Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The

Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm’s independence from management and the Company. The Committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence.

      Based on the review and discussions referred to in the above paragraph, the Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC. The Committee believes that the provision of services by PricewaterhouseCoopers LLP to the Company for matters other than the annual audit and quarterly reviews is compatible with maintaining the principal accountant’s independence.

      Audit Fees. The total fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of the Company’s annual financial statements for the year ended December 31, 2002 included in the Company’s annual report on Form 10-K and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q during 2002 totaled $75,000.

      Audit-Related Fees. The fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP for 2002, totaled $859,000, $816,000 of which was paid by Plains Exploration & Production Company when it was wholly-owned by the Company for accounting advice related to securities and debt offerings ($756,000) and to the audit of benefit plans and certain partnerships ($60,000).

      Tax Fees. PricewaterhouseCoopers LLP did not render any services related to tax compliance, tax advice or tax planning during 2002.

      Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation during 2002.

      All Other Fees. PricewaterhouseCoopers LLP did not render any other services during 2002.

      The Committee appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements for 2003, subject to stockholder ratification of such appointment.

Audit Committee

William M. Hitchcock, Chairman
D. Martin Phillips
Robert V. Sinnott
J. Taft Symonds

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of March 1, 2003, the beneficial ownership of our outstanding common stock by:

•	each of our directors and nominees;

•	each named executive officer; and

•	all of our executive officers and director nominees as a group.

Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares of our common stock indicated, and each person’s address is 500 Dallas Street, Suite 700, Houston, Texas 77002.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership(1)		of Class(2)

Franklin R. Bay	21,250		(3)
James C. Flores	1,098,978	(4)	4.5%
Thomas M. Gladney	17,552		(3)
William M. Hitchcock	497,023		2.1%
D. Martin Phillips(5)	20,833		(3)
John T. Raymond	195,638	(6)	(3)
Robert V. Sinnott(7)	60,316		(3)
Timothy T. Stephens	315,500		1.3%
J. Taft Symonds	89,782	(8)	(3)
Stephen A. Thorington	45,000	(9)	(3)
Directors and Executive Officers as a group (8 persons)	2,028,820		8.4%

(1)	Includes both outstanding shares of our common stock and shares of our common stock such person has the right to acquire within 60 days after March 1, 2003 by exercise of outstanding stock options.

(2)	Based on 24,167,935 shares of our common stock outstanding as of March 1, 2003.

(3)	Less than 1%.

(4)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member. Also includes 60,000 shares of unvested restricted stock over which Mr. Flores exercises voting power.

(5)	Mr. Phillips is a Managing Director of EnCap, which is the general partner of EnCap Energy Capital Fund III, L.P. and EnCap Energy Capital Fund III-B, L.P., the investment manager of Energy Capital Investment Company PLC, and the manager of BOCP Energy Partners, L.P. Mr. Phillips disclaims beneficial ownership of the shares beneficially owned by EnCap.

(6)	Includes 75,000 shares of unvested restricted stock over which Mr. Raymond exercises voting power.

(7)	Mr. Sinnott is Senior Vice President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P., or Kayne Anderson. Mr. Sinnott disclaims beneficial ownership of the shares beneficially owned by Kayne Anderson.

(8)	These shares include 32,782 shares that are held by Symonds Trust Co. Ltd.

(9)	Represents shares of unvested restricted stock over which Mr. Thorington exercises voting power.

      The following table lists the persons who, to our knowledge, may be deemed to be beneficial owners, as of March 1, 2003, of more than 5% of our common stock.

	Amount and
	Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class(1)

EnCap Investments L.L.C.	1,848,728	(2)	7.6%
1100 Louisiana, Suite 3150
Houston, Texas 77002
Kayne Anderson Capital Advisors, L.P.	1,906,916	(3)	7.9%
and Richard A. Kayne
1800 Avenue of the Stars, Second Floor
Los Angeles, CA 90067
State Street Research & Management Company	1,888,322	(4)	7.8%
One Financial Center, 30th Floor
Boston, MA 02111-2690

(1)	Based on 24,167,935 shares of our common stock outstanding as of March 1, 2003.

(2)	Based on the Schedule 13D/ A filed by EnCap with the SEC on December 7, 2001, EnCap has shared voting and investment power over 1,848,728 shares. The sole member of EnCap is El Paso Merchant Energy Holding Company. The controlling person of El Paso Merchant Energy Holding Company is El Paso Corporation. The address of El Paso Merchant Energy Holding Company and El Paso Corporation is 1100 Louisiana, Houston, Texas 77002. El Paso Merchant Energy Holding Company and El Paso Corporation disclaim beneficial ownership of the shares of our common stock beneficially owned or deemed beneficially owned by EnCap.

(3)	Based on Amendment No. 13 to Schedule 13D filed by Kayne Anderson and Richard A. Kayne with the SEC on December 12, 2001, Kayne Anderson and Mr. Kayne have shared voting and investment power over 1,816,300 shares held by investment partnerships and managed accounts and Mr. Kayne has sole voting and investment power over 90,616 shares.

(4)	Based on the Schedule 13G filed by State Street Research & Management Company with the SEC on February 14, 2003, State Street has sole investment power over 1,888,322 shares and sole voting power over 1,840,322 shares. State Street advised that all such shares are owned by various clients of State Street.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Governance of PAA

      We, along with Sable Investments, L.P. (which is owned by Mr. Flores, our Chairman, and Mr. Raymond, our President and Chief Executive Officer), Kafu Holdings, L.P. (which is controlled by Kayne Anderson Capital Advisors, L.P., which beneficially owned 7.9% of our outstanding common stock as of March 1, 2003 and which is controlled by Kayne Anderson Investment Management, Inc., of which Mr. Sinnott is Senior Vice President), and E-Holdings III, L.P. (which is controlled by EnCap Investments L.L.C., which beneficially owned 7.6% of our outstanding common stock as of March 1, 2003 and of which Mr. Phillips is a managing director and principal) are parties to a limited liability company agreement of Plains All American GP LLC, which is the general partner of Plains AAP, L.P., and a limited partnership agreement of Plains AAP, L.P., which is the general partner of PAA. These agreements govern the ongoing management of PAA.

      In addition, the general partner of PAA is owned as follows:

Plains Resources	44.0%
Sable Investments, L.P.	20.0%
Kafu Holdings, L.P.	16.418%
E-Holdings, L.P.	9.0%
Others	10.582%

100.0%

      Also, each of we, Sable Investments, Kafu Holdings, and E-Holdings may appoint one member of the Plains All American GP LLC board of directors.

Value Assurance Agreements

      We entered into a value assurance agreement with each of Sable Investments, Kafu Holdings and E-Holdings with respect to the subordinated units they acquired from us in our June 2001 strategic restructuring. The value assurance agreements require us to pay to them an amount per fiscal year, payable on a quarterly basis, equal to the difference between $1.85 per unit and the actual amount PAA distributes during that period. The value assurance agreements will expire upon the earlier of the conversion of the subordinated units to common units, or June 8, 2006.

Our Relationship with PAA

      We have ongoing relationships with PAA, including:

•	a marketing agreement that provides that PAA will purchase all of our equity crude oil production at market prices for a fee of $.20 per barrel. In 2002, PAA paid us $22.7 million for such equity production and we paid PAA $0.2 million in marketing fees; and

•	a separation agreement whereby, among other things, (1) we agreed to indemnify PAA, its general partner, and its subsidiaries against (a) any claims related to the upstream business, whenever arising, and (b) any claims related to federal or state securities laws or the regulations of any self-regulatory authority, or other similar claims, resulting from alleged acts or omissions by us, our subsidiaries, PAA, or PAA’s subsidiaries occurring on or before June 8, 2001, and (2) PAA agreed to indemnify us and our subsidiaries against any claims related to the midstream business, whenever arising.

      We are currently negotiating a new marketing agreement with PAA to, among other things, add a definitive term to the agreement and provide that PAA will use its reasonably best efforts to obtain the best price for our crude production. There can be no assurance, however, that we will enter into a new marketing agreement with PAA.

Spin-Off Agreements

      Before December 18, 2002, Plains Exploration & Production Company, or PXP, was our wholly owned subsidiary. On December 18, 2002, we distributed the issued and outstanding shares of PXP common stock to the holders of record of our common stock as of the close of business on December 11, 2002. Each of our stockholders received one share of PXP common stock for each share of our common stock held. Before the spin-off, we made an aggregate of $52.2 million in cash contributions to PXP and transferred certain assets and liabilities to PXP, primarily related to land, unproved oil and gas properties, office equipment and pension obligations.

      In contemplation of the spin-off, under the terms of a master separation agreement between us and PXP, on July 3, 2002 we contributed to PXP 100% of the capital stock of our wholly owned subsidiaries that own oil and gas properties in offshore California and Illinois. As a result, PXP indirectly owned our offshore California and Illinois properties and directly owned our onshore California properties. We also contributed $256.0 million of intercompany receivables that PXP and its subsidiaries owed to us. On July 3, 2002 PXP issued $200 million of 8.75% Senior Subordinated Notes due 2012, or the 8.75% notes, and entered into a $300 million revolving credit facility. PXP distributed to us the net proceeds of $195.3 million from the 8.75% notes and $116.7 million of initial borrowings under the credit facility. We used such amounts to redeem our 10.25% senior subordinated notes on August 3, 2002 ($287.0 million) and to repay amounts outstanding under our credit facility ($25.0 million).

      We received a letter ruling from the IRS on May 22, 2002, as supplemented on November 5, 2002, to the effect that the spin-off will qualify as a tax-free distribution. A letter ruling from the IRS, while generally binding on the IRS, may under certain circumstances be retroactively revoked or modified by the IRS. A letter ruling is based on the facts and representations presented in the request for that ruling. Generally, an IRS letter ruling will not be revoked or modified retroactively if there has been no misstatement or omission of material facts, the facts at the time of the transaction are not materially different from the facts upon which the IRS letter ruling was based, and there has been no change in the applicable law. We are not aware of any facts or circumstances that would cause the representations in the ruling request to be untrue or incomplete in any material respect.

      In connection with the spin-off of PXP, we entered into the following agreements:

Master Separation Agreement

      Overview. We entered into a master separation agreement on July 3, 2002 with PXP. The master separation agreement provides for the separation of substantially all of our upstream assets and liabilities, other than our Florida operations. The master separation agreement provides for, among other things:

•	the separation;

•	cross-indemnification provisions;

•	allocation of fees related to these transactions between us and PXP;

•	other provisions governing our relationship with PXP, including mandatory dispute arbitration, sharing information, confidentiality and other covenants;

•	a noncompetition provision; and

•	us entering into the ancillary agreements discussed below with PXP.

      Separation. To effect the separation, on July 3, 2002, we transferred to PXP assets and liabilities related to our upstream business other than our Florida operations, including the capital stock of Arguello Inc., Plains Illinois Inc., PMCT, Inc. and Plains Resources International Inc., miscellaneous upstream assets and related hedging agreements. PXP assumed the liabilities associated with the transferred assets and businesses. We also transferred to PXP additional assets and liabilities, including remaining upstream agreements and permits that require consent to transfer and office furniture and equipment, and PXP will sublease a portion of our office space. Except as set forth in the master separation agreement, no party is making any representation or warranty as to the assets or liabilities transferred as a part of the separation, and all assets are being transferred on an “as is, where is” basis.

      We agreed to take such further actions as PXP may reasonably request to more effectively complete the transfers of assets and liabilities described above, to protect and enjoy all rights and benefits we had with respect thereto and as otherwise appropriate to carry out the transactions contemplated by the master separation agreement.

      Indemnification. The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on PXP for all liabilities associated with the current and historical businesses and operations PXP conducts after giving effect to the separation, regardless of the time those liabilities arise, and to place sole financial responsibility for liabilities associated with our other businesses with us and our other subsidiaries. The master separation agreement also contains indemnification provisions under which we and PXP each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any of the ancillary agreements described below. We agree to indemnify PXP against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to PXP’s 8.75% notes or the spin-off, including related prospecti or in documents to be filed with the SEC in connection therewith if such information was provided by us. PXP agrees to indemnify us and our other subsidiaries against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to PXP’s 8.75% notes or the spin-off including related prospecti or in documents to be filed with the SEC in connection therewith, except for information regarding and provided by us for inclusion in such documents.

      The master separation agreement contains a general release under which we released PXP, and PXP released us and our subsidiaries, affiliates, successors and assigns from any liabilities arising from events between us or our subsidiaries on the one hand, and PXP on the other hand, occurring on or before the separation, including events in connection with activities to implement the separation and the spin-off. The general release does not apply to obligations under the master separation agreement or any ancillary agreement, to liabilities transferred to PXP, to future transactions between us and PXP, or to specified contractual arrangements.

      Other provisions. The master separation agreement also provides for: (1) mandatory arbitration to settle disputes between us, and our subsidiaries, and PXP; (2) exchange of information between PXP and us for purposes of conducting our operations, meeting regulatory requirements, responding to regulatory or judicial proceedings, meeting SEC filing requirements, and other reasons; (3) coordination of the conduct of our annual audits and quarterly reviews so that we may both file our annual and quarterly reports in a timely manner; (4) preservation of legal privileges and (5) maintaining confidentiality of each other’s information.

      In addition, we and PXP agree to use reasonable efforts to amend the omnibus agreement with PAA to terminate the noncompetition provisions therein and to enter into a new oil marketing agreement with PAA so that the agreement only applies to PXP and to add a definite term to the agreement, and other amendments.

      Non-competition. The master separation agreement provides that for a period of three years, (1) we and our subsidiaries will be prohibited from engaging in or acquiring any business engaged in any of the “upstream” activities of acquiring, exploiting, developing, exploring for and producing oil and gas in any state in the United States (except Florida), and (2) PXP will be prohibited from engaging in any of the “midstream” activities of marketing, gathering, transporting, terminalling and storing oil and gas (except to the extent any such activities are ancillary to, or in support of, any of PXP’s upstream activities.)

Employee Matters Agreement

      The employee matters agreement provided that those employees who work for PXP after the spin-off were transferred to PXP immediately before the spin-off. Neither their transfer nor the spin-off was treated as a termination of their employment for purposes of any benefits under any plans.

      Stock options and restricted stock awards. Under the employee matters agreement, as a result of the spin-off, all outstanding options to acquire our common stock at the time of the spin-off were “split” into (1) an equal number of options to acquire our common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to PXP common stock.

      The exercise price for our original stock options was also “split” between our new stock options and the SARs based on the relationship of the closing price (with dividend) of our common stock on the spin-off date ($23.05 per share) less the closing price (on a “when-issued” basis) of PXP common stock on the spin-off date ($9.10 per share), both as reported on the NYSE, and such closing price of PXP common stock ($9.10 per share).

      Also, unless otherwise provided for in the agreement governing the restricted stock award, at the time of the spin-off all restricted stock awards for our common stock were “split” into (1) restricted stock awards for an equal number of shares of our common stock and (2) restricted stock awards for an equal number of shares of PXP common stock. An employee’s or a director’s service with PXP counts towards the vesting of their “split” Plains Resources stock options and restricted stock awards even though the employee is no longer employed by us or the director no longer serves on our board of directors. With respect to employees and directors who stay with us, their service at Plains Resources counts towards the vesting of their SARs even though they are not employed by PXP or do not serve on PXP board of directors.

      Unless a person is employed by or serves as a director for both PXP and us, termination of employment or service as a director for any reason at either company will count as termination for the same reason at the other company for purposes of vesting and termination of options, SARs, and restricted stock awards. If a person is employed by or serves as a director for both PXP and us, termination for any reason at one company will not count as termination at the other company.

      Other plans. Under the employee matters agreement (1) PXP established a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in our deferred compensation plan, the related assets and liabilities under our plan were transferred to the PXP plan, (2) we transferred our 401(k) plan and welfare benefit plans to PXP and formed a similar 401(k) plan and similar welfare benefit plans, and (3) PXP established plans that mirror our fringe benefits and company policies.

      Other. Under the employee matters agreement, we retained liability for all incurred but not reported claims occurring before the spin-off, and PXP is liable for all claims incurred on or after the spin-off related to its employees.

Tax Allocation Agreement

      On July 3, 2002, we entered into the tax allocation agreement, which we and PXP amended and restated on November 20, 2002. This agreement provides that, until the spin-off, PXP continued to be included in our consolidated federal income tax group, and PXP’s federal income tax liability was included in our consolidated federal income tax liability. The amount of taxes that PXP pays or receives with respect to our consolidated or combined returns in which PXP is included generally are to be determined by multiplying PXP’s net taxable income included in our consolidated tax return by the highest marginal tax rate applicable to the income. We are not required to pay PXP for the use of its tax attributes that come into existence before the spin-off until such time as PXP would otherwise be able to utilize such attributes.

      In general, the agreement provides that PXP is included in our consolidated group for federal income tax purposes until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and PXP during the period in which PXP is included in our consolidated group, PXP could be liable if any federal tax liability is incurred, but not discharged, by any other member of our consolidated group. In addition, to the extent our net operating losses are used in the consolidated return to offset PXP’s taxable income from operations during the period January 1, 2002 through the spin-off, PXP will reimburse us for the reduction in PXP’s federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3 million exclusive of any interest accruing under the agreement. A receivable from PXP for $3.0 million is reflected in Other Assets in our consolidated balance sheet at December 31, 2002 for the use of our net operating losses.

      Under the terms of this agreement, PXP agrees to indemnify us if the spin-off is not tax-free to us as a result of various actions taken by PXP or with respect to PXP’s failure to take various actions.

      In addition, PXP agrees that, during the three-year period following the spin-off, without our prior written consent, PXP will not engage in transactions that could adversely affect the tax treatment of the spin-off unless it obtains a supplemental tax ruling from the IRS or a tax opinion acceptable to us of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to us to ensure PXP would be able to comply with its obligation under this agreement.

      PXP also agrees to be liable for transfer taxes associated with the transfer of assets and liabilities in connection with the separation and the spin-off.

Intellectual Property Agreement

      On July 3, 2002 we entered into the intellectual property agreement, which provides that we will transfer to PXP ownership and all rights associated with certain trade names, trademarks, service marks and associated goodwill, including Arguello, Plains, Plains Energy, Plains E&P, Plains Exploration & Production, Plains Illinois, Plains Petroleum, Plains Resources, Plains Resources International, PLX, PMCT, Stocker Resources and the Plains logo. In addition, PXP will grant to us a full license to use certain trade names including Plains Energy and Plains Resources, referred to as the Plains Marks, subject to certain limitations. These licenses are not transferable or assignable without PXP’s written consent, except that we may grant our subsidiaries sublicenses to use the Plains Marks.

      We will not attempt to register a trade name or trademark that incorporates or is confusingly similar to the Plains Marks. Also, if we develop new trademarks using the name “Plains,” we must first obtain PXP’s written approval. PXP will own such new trademarks and they will be considered subject to the terms of this agreement.

      The intellectual property agreement provides that we will conform the nature and quality of our products and services offered in connection with the Plains Marks to PXP’s reasonable design and quality standards. Further, we will use the Plains Marks only in connection with our business.

Plains Exploration & Production Transition Services Agreement

      On July 3, 2002 we entered into the Plains Exploration & Production transition services agreement, which provides that we will provide PXP the following services, on an interim basis:

•	management services, including managing PXP’s operations, evaluating investment opportunities for PXP, overseeing PXP’s upstream activities, and staffing;

•	tax services, including preparing tax returns and preparing financial statement disclosures;

•	accounting services, including maintaining general ledgers, preparing financial statements and working with PXP’s auditors;

•	payroll services, including payment processing and complying with regulations relating to payroll services;

•	insurance services, including maintaining for the interim period the existing insurance that we provide for PXP;

•	employee benefits services, including administering and maintaining the employee benefit plans that cover PXP’s employees;

•	legal services, including typical and customary legal services; and

•	financial services, including helping PXP raise capital, preparing budgets and executing hedges.

      Through December 31, 2002 we have charged PXP $10.8 million of the $30.0 million allowed under this agreement to reimburse us for our costs of providing such services. We will continue to provide services under this agreement until June 16, 2003, unless we and PXP decide to terminate the agreement earlier. We do not expect to make significant additional charges to PXP under this agreement.

      This transition services agreement provides that we will not be liable to PXP with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. We will indemnify PXP for any liabilities arising from such gross negligence or misconduct. PXP will indemnify us for any liabilities arising directly from the performance of the services by us, except for liabilities caused by our gross negligence or willful misconduct. We disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

Plains Resources Transition Services Agreement

      On July 3, 2002 we entered into the Plains Resources transition services agreement, under which PXP will provide us the following services on an interim basis beginning on a date to be determined by both us and PXP upon the transfer by us of substantially all of our employees to PXP:

•	tax services, including preparing tax returns and preparing financial statement disclosures;

•	accounting services, including maintaining general ledgers, preparing financial statements and working with our auditors;

•	payroll services, including payment processing and complying with regulations relating to payroll services;

•	employee benefits services, including administering and maintaining the employee benefit plans that cover our employees;

•	legal services, including typical and customary legal services; and

•	financial services, including helping us raise capital, preparing budgets and executing hedges.

      The services provided by PXP under the Plains Resources transition services agreement and the services provided by us under the Plains Exploration & Production transition services agreement are substantially similar, except that:

•	the Plains Resources transition services agreement does not cover management services, insurance services or operational services;

•	the tax services provided under the Plains Resources transition services agreement are not subject to the tax allocation agreement; and

•	the legal services provided under the Plains Exploration & Production transition services agreement include legal services that we have historically provided for us and our subsidiaries.

      PXP will charge us on a monthly basis its costs of providing such services. No amounts had been charged under this agreement through December 31, 2002.

      In addition, we and PXP may identify additional services that PXP will provide to us under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and Plains Resources. PXP may allow one of its subsidiaries or a qualified third party to provide the services under this agreement, but PXP will be responsible for the performance of the services.

      PXP will be obligated to provide the services with substantially the same degree of care as it employs for its own operations. PXP may change the manner in which it provides the services so long as it deems such change to be necessary or desirable for its own operations.

      This transition services agreement provides that PXP will not be liable to us with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. PXP will indemnify us for any liabilities arising from such gross negligence or misconduct. We will indemnify PXP for any liabilities arising directly from PXP’s performance of the services, except for liabilities caused by PXP’s gross negligence or willful misconduct. PXP disclaims all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

      The term of this agreement expires on June 8, 2003 unless we and PXP decide to terminate the agreement earlier. We and PXP may agree to extend the term if necessary or desirable.

Technical Services Agreement

      On July 3, 2002 we entered into the technical services agreement, which provides that, beginning on a date to be determined by us and PXP, PXP will provide Calumet Florida certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services.

      We will reimburse PXP for its costs to provide these services. No amounts had been charged under this agreement through December 31, 2002.

      In addition, we and PXP may identify additional services that PXP will provide to us under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by us and PXP. PXP may allow one of its subsidiaries or a qualified third party to provide the services under this agreement, but PXP will be responsible for the performance of the services.

      We and PXP may agree to specific performance metrics that it must meet. Where no metrics are provided, PXP will (1) perform the services in accordance with the policies and procedures in effect before this agreement, (2) exercise the same care and skill as it exercises in performing similar services for its subsidiaries, and (3) in cases where there is common personnel, equipment or facilities for services provided to PXP’s subsidiaries and us, not favor us or PXP’s subsidiaries over the other. PXP may change the manner in which it provides the services so long as it is making similar changes to the services it provides to its subsidiaries. PXP is not obligated to provide any service to the extent it is impracticable as a result of causes outside of its control.

      The technical services agreement provides that PXP will not be liable to us or Calumet with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. PXP will indemnify us and Calumet for any liabilities arising from such gross negligence or misconduct. We will indemnify PXP for any liabilities arising directly from the performance of the services, except for liabilities caused by PXP’s gross negligence or willful misconduct. PXP disclaims all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

      PXP will provide the services until (1) Calumet is no longer our subsidiary, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of us, (3) the third anniversary of the date of this agreement or (4) when all the services are terminated as provided in the agreement. We may terminate the agreement as to some or all of the services at any time by giving PXP at least 90 days’ written notice.

Gulf Coast

      We from time to time charter private jets from Gulf Coast Aviation Inc., or Gulf Coast, which is not affiliated with us or our employees. On occasion, the airplane that Gulf Coast charters for our trips is owned by Mr. Flores. In 2002, we paid approximately $425,000 to Gulf Coast in connection with airplane chartering services Gulf Coast provided to us using Mr. Flores’ airplanes. The charters are arranged through arms-length dealings with Gulf Coast and the rates are market-based.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC and the New York Stock Exchange initial reports of common stock ownership and reports of changes in their ownership. The SEC’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. We believe that during the fiscal year ended December 31, 2002, all of our directors, officers and greater than 10% beneficial owners complied with all applicable filing requirements, except that three Forms 4 by Mr. Sinnott were not timely filed.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Stockholder proposals intended to be presented at our 2004 annual meeting must be received by our Secretary at our principal executive office on or before December 19, 2003 to be considered for inclusion in our proxy statement and form of proxy for the meeting. Under Rule 14a-4(c)(1) under the Exchange Act, if any stockholder proposal intended to be presented at our 2004 annual meeting without inclusion in our proxy statement for the meeting is received by our Secretary at our principal executive office after March 3, 2004, the proxies designated by our board will have discretionary authority to vote on such proposal.

GENERAL

Other Matters

      Our board of directors does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) thereof, the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

Incorporation by Reference

      With respect to any future filings with the SEC into which this proxy statement is incorporated by reference, the material under the headings “Board of Directors Report on Executive Compensation,” “Report of the Audit Committee” and “Performance Graph” will not be incorporated into such future filings.

Additional Information Available

      Accompanying this proxy statement is a copy of our 2002 Annual Report on Form 10-K. This Annual Report does not form any part of the materials for the solicitation of proxies. Upon any stockholder’s written request, we will furnish a copy of the Form 10-K, including the financial statements and schedules thereto. Written requests should be sent to our Secretary at our principal executive office. Written requests must state that as of the close of business on March 21, 2003, the person making the request was a beneficial owner of our capital stock.

By Order of the Board of Directors,

FRANKLIN R. BAY
Senior Vice President of Corporate Development, Chief Legal Officer and Secretary

April 17, 2003

APPENDIX A

PLAINS RESOURCES INC.

(the “Company”)

CHARTER OF THE AUDIT COMMITTEE

Mission Statement

      The Audit Committee (“Committee”) shall assist the Board of Directors of the Company (“Board”) in fulfilling its oversight responsibilities regarding financial reports and financial controls of the Company. In discharging that role, the Committee shall review the Company’s financial reporting process, its system of internal controls regarding accounting, legal compliance and ethics that management or the Board, as the case may be, have established and the internal and external audit processes of the Company. The Committee will endeavor to maintain effective working relationships with the Board, management, and the internal and external auditors. Each Committee member will maintain an understanding of the requirements of membership which are necessary to meet and fulfill Committee responsibilities.

Organization

      The Board shall arrange that:

      1. The Committee shall be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company’s Corporate Governance Standards for the Board of Directors at all times during his or her tenure on the Committee. All members should possess, at a minimum, basic financial literacy, as such qualification is interpreted by the Board, or acquire such literacy within a reasonable period of time from joining the Committee. At the present time, the Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business.

      2. One member of the Committee shall be a financial expert who shall have, through education and experience as a public accountant or auditor or a principal financial officer, comptroller or principal accounting officer (or other position involving the performance of similar functions) of a public reporting company:

•	an understanding of generally accepted accounting principles and financial statements;

•	experience in: (a) the preparation of or auditing of financial statements of a generally comparable public reporting company; and (b) the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

•	experience with internal accounting controls;

•	an understanding of the audit committee function; and

•	such other experience as may be required to meet any additional requirements promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

      3. No member of the Committee may: (a) accept, other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board, any consulting, advisory or other compensatory fee from the Company; or (b) be an affiliated person(1) of the Company or any of its subsidiaries.

      (1) To be defined by the Securities and Exchange Commission; however, compliance with the independence requirements of the New York Stock Exchange should satisfy this requirement.

      4. No director shall be appointed to the Committee who is currently serving on the audit committees of three or more other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

      5. The members of the Committee shall be designated by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is designated by the Board, the members of the Committee may designate a Chairman by majority vote of the Committee membership. The Chair shall be available, capable, qualified and competent in dealing with financial and related issues.

      6. Committee meetings shall be held not less than quarterly, usually in conjunction with the Company’s regular quarterly Board meetings. The Committee may choose to meet more frequently, if needed.

Roles and Responsibilities

      The Committee’s responsibility is oversight, and it and the Board recognize that the Company’s management is responsible for preparing the Company’s financial statements. Additionally, the Committee recognizes that financial management, the internal audit staff, and the external auditors, have more knowledge and more detailed information about the Company than do the members of the Committee. Consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification of the financial statements prepared by management or the audit work performed by the internal or external auditors.

      In this regard, the following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under any particular set of circumstances.

Financial Reporting

      The Committee shall:

      1. review with management and the external auditors any financial statement issues and the results of the audit;

      2. review management’s disposition of proposed significant audit adjustments as identified by the external auditors;

      3. inquire into the fairness of the statements and disclosures by requesting explanations from management and from the internal and external auditors on whether:

•	generally accepted accounting principles have been consistently applied

•	there are any significant or unusual events or transactions

•	the Company’s financial and operating controls are functioning effectively

•	the Company’s financial statements contain adequate and appropriate disclosures

      4. review with the external auditors their views as to the quality of the Company’s accounting principles and financial reporting practices;

      5. review and discuss with management and the external auditors the Company’s annual audited financial statements and recommend to the Board the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K;

      6. prior to the Company’s filing of each Form 10-Q, review and discuss with management and the external auditors the content of such filing, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

      7. discuss with the external auditors the matters required to be brought to the Committee’s attention by Statement on Auditing Standards No. 61, as well as other matters that should be communicated to the Committee by the external auditors; and

      8. discuss with management, prior to their dissemination, earnings, press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Internal Control

      The Committee shall:

      1. review with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk;

      2. require that the internal and external auditors and management keep the Committee informed about any significant fraud, illegal acts, or deficiencies in internal control, and similar significant matters;

      3. create an opportunity that significant findings and recommendations made by the internal and external auditors can be received and discussed on a timely basis;

      4. gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management; and

      5. inquire as to the extent to which internal and external auditors review computer systems and applications and the security of such systems and applications.

Internal Audit

      1. The Committee shall review as often as it deems necessary but at least annually:

•	the annual audit plan, activities and organizational structure of the internal audit function;

•	the qualifications of the internal audit function and, when necessary, participate in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit; and

•	the effectiveness of the internal audit function.

      2. The Committee shall also review periodically as it deems appropriate the reports prepared by the internal audit staff and management’s responses to such reports.

External Audit

      1. The Committee shall review:

•	the external auditors’ proposed audit scope and approach; and

•	the performance of the external auditors.

      2. The Committee shall have the direct responsibility for and the sole authority to engage, compensate, oversee and terminate the Company’s external auditors (subject, where applicable, to shareholder ratification), including the resolution of any disagreements between management and the Company’s external auditors regarding financial reporting. The Company shall provide appropriate funding (as determined by the Committee) for payment of compensation to the Company’s external auditors.

      3. The Committee, or members of the Committee delegated such authority by the Committee, must approve in advance any non-audit services performed by the Company’s external auditors, including tax services. Notwithstanding the foregoing, the Company’s external auditors may not provide the following services to the Company: bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible. Any non-audit service approved by the Committee and performed by the Company’s external auditors must be disclosed to investors in the Company’s reports on Form 10-K and Form 10-Q.

      4. The lead (or coordinating) audit partner and the audit review partner associated with the Company’s external auditors must be changed at least every five years.

      5. The Committee cannot engage external auditors to perform audit services for the Company if the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any person in an equivalent position was employed by such external auditors within one year preceding the initiation of the audit.

      6. The Committee shall, at least annually, use its best efforts to obtain and review a report from the external auditors addressing: (a) the auditors internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with such issues; and (d) the independence of the external auditors, including a discussion of any relationships or services that may impact their objectivity and independence.

Other Responsibilities

      The Committee shall:

      1. meet at least quarterly, with the external auditors, Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

      2. update the Board about Committee activities and make appropriate recommendations, as often as the Board deems appropriate;

      3. annually review and assess the continuing adequacy of this Charter and the performance of the members of the Committee and, if appropriate, recommend changes for the approval of the Board;

      4. prepare a report to shareholders to be included in the Company’s proxy statements as required by the Securities and Exchange Commission;

      5. perform any other activities consistent with this Charter, the Company’s Code of By-laws and governing law, as the Committee or the Board deems necessary, appropriate or desirable;

      6. as appropriate, obtain advice and assistance from outside legal, accounting or other advisors without the necessity for prior authorization by the Board; and

      7. establish policies for the hiring by the Company of present or former employees of the Company’s external auditors.

Ethical and Legal Compliance

      The Committee shall:

      1. review and assess at least annually the Company’s Code of Business Conduct and Ethics (the “Policy Statement”), recommend changes in the Policy Statement as conditions warrant and confirm that management has established a system to monitor compliance with the Policy Statement by officers and relevant employees of the Company;

      2. review management’s monitoring of the Company’s compliance with the Policy Statement, and confirm that management has a review system in place to maximize the likelihood that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements;

      3. review, with the Company’s counsel, legal compliance matters including corporate securities trading policies;

      4. review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements; and

      5. the Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

General Limitations

      The Board recognizes that the members of the Committee will discharge the foregoing oversight responsibilities by evaluating: (a) reports given to them; (b) presentations made to the them; and (c) other significant financial reporting decisions which are reported to them by management, internal auditors and external auditors. Within the bounds of sound business judgment and assessment, and to the extent permitted by the Delaware General Corporation Law, each member of the Committee shall be entitled to rely on the integrity of the individuals and organizations from whom they receive such information. In discharging his or her duties as a member of the Committee, each member is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that is prepared and presented by either: (a) one or more officers or employees of the Company who the member reasonably believes to be reliable and competent in the matters presented; or (b) legal counsel, external independent auditors or other persons as to the matters the member reasonably believes are within the person’s professional or expert competence. The Committee may also retain independent counsel, accountants or others, as it deems appropriate. Furthermore, in fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not hold themselves out to be, accountants or auditors by profession or experts in the fields of accounting or auditing.

PLAINS RESOURCES INC.

(the “Company”)

FIRST AMENDMENT TO

CHARTER OF THE AUDIT COMMITTEE

      Paragraph 2 under the Section titled “Organization” is hereby amended and replaced in its entirety by the following:

“No later than the date the Securities and Exchange Commission has provided for compliance with the audit committee financial expert disclosure requirements promulgated under Section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Committee shall be a financial expert who shall have, through (a) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions, (b) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, (c) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, or (d) other relevant experience:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting;

•	an understanding of audit committee functions;

•	such other experience as may be required to meet any additional requirements promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.”

      Adopted by the Board of Directors of the Company on March 20, 2003.

PLAINS RESOURCES INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 15, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE PLAINS RESOURCES INC.
BOARD OF DIRECTORS

     The undersigned hereby appoints John T. Raymond and Stephen A. Thorington, and each of them, as proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote all shares of Plains Resources common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Plains Resources Inc. to be held in Houston, Texas, on Thursday, May 15, 2003, at 1:00 P.M., Central Daylight Time, or at any adjournment(s) thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

PLAINS RESOURCES INC.

MAY 15, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach and mail in the envelope provided. -

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS

NOMINEES

☐	FOR ALL NOMINEES	• James C. Flores
• William Hitchcock
☐	WITHHOLD AUTHORITY	• William C. O’Malley
	FOR ALL NOMINEES	• D. Martin Phillips
• Robert V. Sinnott
☐	FOR ALL EXCEPT	• J. Taft Symonds
(See Instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Signature of Stockholder	Date:

Signature of Stockholder	Date:

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.